ALLEGHENY ENERGY SOLUTIONS, INC.
                                    STATEMENT OF INCOME
                                    FOR THE PERIODS ENDED MARCH 31, 1998




                                                      Three MonthsYear to Date
                                                        Ended        Ended

            OPERATING REVENUES:
               Residential                            $1,391,457   $1,391,457
               Commercial                              2,585,849    2,585,849
               Industrial                              1,563,088    1,563,088
                  Total Operating Revenues             5,540,394    5,540,394

            OPERATING EXPENSES:
              Power costs:
                  Purchased Power                      4,950,509    4,950,509
              Customer Accounting & Services             766,542      766,542
              Administrative & General                   288,044      288,044
                  Total Operation & Maintenance        6,005,095    6,005,095

               Depreciation                                4,482        4,482
               Taxes other than income taxes             308,794      308,794
               Federal and state income taxes           (166,935)    (166,935)
                          Total Operating Expenses     6,151,436    6,151,436
                          Operating Income              (611,042)    (611,042)

            Other Income, Net                            301,849      301,849

            Interest Charges                                 828          828



            Net Income                                 ($310,021)   ($310,021)



                                      Unaudited